EXHIBIT 99.1
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Name and Address of Reporting Person:           Prudential Financial, Inc.
                                                751 Broad Street
                                                Newark, New Jersey 07102-3777

Issuer Name and Ticker or Trading Symbol:       Boots & Coots International Well
                                                Control, Inc. (WEL)

Statement for Month/Day/Year:                   July 3, 2003

Explanation of Responses:
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(1) This information is amended pursuant to SEC Staff guidance under the Section
16 Electronic Reporting Frequently Asked Questions to provide a running tally of ownership following each reported transaction.

(2) The securities which are the subject of this Statement are held directly by The Prudential Insurance Company of America ("Prudential"), an indirect wholly owned subsidiary of the Reporting Person.

(3) On July 3, 2003, Prudential exercised warrants to purchase an aggregate of 2,292,798 shares of Common Stock. The aggregate exercise price, $1,400,900, was paid, pursuant to the terms of the warrants, with the surrender of 14,009 shares of Series G Cumulative Convertible Preferred Stock, which was credited at its face value, $1,400,900.

(4) Amended information to reflect actual trading date.

(5) The trading prices for the shares were as follows:

                       Number                  Price

                       2,238,800               $0.40
                         235,800               $0.41
                          91,900               $0.42
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           Total:      2,566,500
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(6) Amended information indicating that the conversion of these securities has no expiration date. The 08/08/1988 date is provided pursuant to SEC Staff guidance under the Section 16 Electronic Reporting Frequently Asked Questions to provide for temporary accomodations with respect to mandatory fields in the online filing system.

(7) Amended information indicating that the Warrants are exercisable at any time through the later of (i) 7/23/08 or (ii) six months following the date the notes issued pursuant to the Subordinated Note Restructuring Agreement, dated as of December 28, 2000 between the Issuer and Prudential, as amended, are repaid in full.

(8) On July 3, 2003, Prudential converted 59,872 shares of Series E Cumulative Senior Preferred Stock of the Issuer ("Series E Stock") on a one-for-one basis pursuant to its terms into 59,872 shares of Series F Convertible Preferred Stock of the Issuer ("Series F Stock"). The Series F Stock was converted into 13,607,202 shares of Common Stock. Pursuant to the terms of the Series F Stock, the aggregate face value of the Series F Stock, $5,987,200, was converted at a conversion price of $0.44 per share. The conversion price is calculated based on a discount to the trailing 90-day average trading price of the Common Stock.